EXECUTIVE EMPLOYMENT AGREEMENT
                                     BETWEEN
                        DIVERSIFIED SENIOR SERVICES, INC.
                                       AND
                                G. L. CLARK, JR.

                         EFFECTIVE AS OF JANUARY 1, 1997



THIS AGREEMENT, made and entered into as of the 1st day of January, 1997, by and between DIVERSIFIED SENIOR SERVICES, INC., a North Carolina corporation ("Company") and G. L. CLARK, JR., a resident of the State of North Carolina ("Executive").

                              W I T N E S S E T H:

The parties, for and in consideration of the mutual and reciprocal covenants and agreements contained in this Agreement, do contract and agree as follows:

                                    ARTICLE I
                             PURPOSE AND EMPLOYMENT

The purpose of this Agreement is to define the relationship between the Company, as an employer, and Executive, as an employee. By the execution of this Agreement, the Company employs Executive and Executive accepts employment by the Company.

                                   ARTICLE II
                                   DEFINITIONS

The following terms (in alphabetical order) shall have the meanings set forth opposite such terms for purposes of this Agreement:

2.01 AGREEMENT: means this Executive Employment Agreement between Diversified Senior Services, Inc. and G. L. Clark, Jr., effective as of January 1, 1997, and as may be amended from time to time.

2.02 BASE COMPENSATION: means the annual salary amount payable to Executive by the Company pursuant to Section 4.01, as such amount may be adjusted from time to time.

2.03      BOARD: means the Board of Directors of the Company.

2.04      CEO: means the Chief Executive Officer of the Company.

2.05 CODE: means the Internal Revenue Code of 1986, as amended from time to time.

2.06 COMMITTEE: means the Compensation Committee of the Board of Directors of Diversified Senior Services, Inc. or any successor committee of the Board which deals with compensation.

2.07 COMPANY: means Diversified Senior Services, Inc., a North Carolina corporation.

2.08      EFFECTIVE DATE: means January 1, 1997.

2.09 EXCESS PARACHUTE PAYMENTS: means "excess parachute payments" as that term is defined under Code Section 280G(b).
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2.10      EXECUTIVE: means G. L. Clark, Jr., a North Carolina resident, Social
          Security number ###-##-####.

2.11      FUNDAMENTAL CHANGE: means any of the following events:

          (a) the sale by the Company of substantially all of its assets to a single purchaser or a group of associated or affiliated purchasers who are not affiliated with the Company;

          (b) the sale, exchange or other disposition, in one transaction to an entity or entities not affiliated with the Company, of more than fifty percent (50%) of the outstanding capital stock of the Company other than a sale, exchange or disposition of the capital stock of the Company resulting from a public or private offering of capital stock or other security convertible into capital stock of the Company which offering is sponsored or initiated by the Company and approved by the Board;

          (c) the merger or consolidation of the Company in a transaction in which the stockholders of the Company receive less than fifty percent (50%) of the outstanding voting stock of the new or continuing entity;

          (d) a change in control of the Board as constituted as of the Effective Date.

2.12 NORMAL RETIREMENT: means retirement by Executive from employment with the Company after the date he attains age seventy-five (75) or such earlier age as requested by Executive and approved by the Committee.

2.13 SEVERANCE EVENTS: means a termination without cause by the Company at any time in accordance with Section 3.04(a) of the Executive's employment with the Company or, upon the occurr of a Fundamental Change and within three (3) months before or eighteen (18) months after such Fundamental Change:

          (a) a meaningful reduction in Executive's title, duties or responsibilities by the Company;

          (b) a greater than ten percent (10%) reduction of Executive's Base Compensation by the Company; or

          (c) a Company-required relocation of Executive's workplace beyond a 30-mile radius from either the Company's principal office in Winston-Salem, North Carolina or Executive's then current principal residence.

2.14 TOTAL DISABILITY: means a physical or mental condition arising after Executive commences employment with the Company which totally and permanently prevents him from performing his usual and customary duties as an employee of the Company. Executive will be deemed to have suffered a Total Disability when he:

          (a) has been declared legally incompetent by a final decree of a court of competent jurisdiction (the date of such decree being deemed to be the date on which the disability occurred);

          (b) receives disability insurance benefits for a period of six (6) consecutive months from any disability income insurance policy maintained by the Company; or

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          (c)  has become permanently disabled, which shall be deemed to exist upon a determination by the Board:

               (1) that Executive has become physically or mentally incapacitated or disabled; and

               (2) that such incapacity or disability has continued for a period of six (6) consecutive months or for shorter periods aggregating nine (9) months during any consecutive fifteen
                    (15) month period.

                                   ARTICLE III
                                TERMS AND DUTIES

3.01 TERM. The term of this Agreement shall be for five (5) years from the Effective Date and shall be extended a day for each day Executive is employed by the Company on or before his seventieth (70th) birthday, so that the Agreement shall always be effective for a term ending with the date of the earlier of Executive's seventy-fifth (75th) birthday or five (5) years from his most recent date of employment with the Company.

3.02 DUTIES. Executive shall serve as the Company's Executive Vice President and Chief Financial Officer, or in such other position of the same or greater stature as the Company may direct or desire, subject at all times to the control of the CEO. Executive shall perform such other or additional duties as shall reasonable be assigned to him from time to time by the CEO, which duties shall be those customarily performed by a corporate officer having executive responsibilities of the position in which he is employed under this Agreement and in a business similar to the Company. During the term of this Agreement, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Company and to provide services to other entities as directed by the CEO.

3.03 EXTENT OF SERVICES. Executive shall use his best efforts to devote his entire business time, attention, skills, abilities and energies to promote the business and best interest of this Company, and will perform such duties as are assigned to him by the CEO, in accordance with and pursuant to all of the terms and conditions contained in this Agreement, and shall, during the term of this Agreement, be engaged in any other business activity only if reasonably approved by the CEO, regardless of whether such activity is pursued for gain, profit, or other pecuniary advantage; provided, however, this Section 3.03 shall not prevent Executive from investing his assets in such form or manner as will not require any services by Executive in the operation of the affairs of the companies in which such investments are made. Executive shall serve in such other executive capacity or capacities as may be specified from time to time by the CEO.

3.04      TERMINATION OF EMPLOYMENT.

          (A) WITHOUT CAUSE. Either party may terminate this Agreement without cause at any time, including the occurrence of a Fundamental Change, upon thirty (30) days written notice to the other party. Upon such termination by the Company, the Company shall be obligated to continue to pay Executive the Base Compensation amount due Executive under Section 4.01 through the date of termination, plus any other compensation due him under Article V. Upon such termination by

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               Executive for any reason other than Normal Retirement, the
               Company shall be obligated to pay Executive only the Base Compensation amount due Executive under Section 4.01 through the date of termination. Upon such termination by Executive upon his Normal Retirement, the Company shall be obligated to pay Executive only the Base Compensation amount due Executive under
               Section 4.01 for the three (3) months following the date of termination.

          (B) WITH CAUSE. The Company may terminate this Agreement with cause at any time immediately upon delivery of written notice to Executive. Upon such termination, the Company shall be obligated to continue to pay Executive only the Base Compensation amount due Executive under Section 4.01 for thirty (30) days following the date of the delivery of the notice of termination, which date shall be for all purposes of this Agreement, the date of termination of his employment.

               Executive's employment shall be considered terminated with cause if terminated for (1) any act of fraud, misappropriation, embezzlement or similar act involving malfeasance or moral turpitude; (2) conviction of a felony of a heinous nature; (3) material failure to perform the services and duties described herein (except in the case of death or disability), material violation of any Agreement provisions, or material breach of any fiduciary duty to the Company, if the material failure, violation or breach unreasonably continues after written notice of the breach or violation is given to the Executive by the Company; (4) gross misconduct, misfeasance or malfeasance in connection with his employment under this Agreement, which shall include, but not be limited to, excessive absences from work, failure to follow reasonable directives from the CEO, neglect of duty, negligence, disloyalty, directly or indirectly accepting or soliciting any business of the type conducted by the Company during the term of this Agreement in direct competition with the Company, without prior authorization of the Board, dishonesty, intemperance, immorality, disobedience of the Company's rules, disrespect, unnecessarily endangering, damaging or destroying life or property, or similar conduct injurious to the Company; or (5) other behavior which adversely reflects on the reputation of the Company such as substance abuse, public intoxication, etc.

               Whether cause for such termination exists shall be determined by the CEO. If on or before the date of such determination by the CEO, the individual who, as of the Effective Date, is CEO has retired, become disabled or died, the Committee shall make such determination and the Committee's determination of cause shall be subject to arbitration as described in Article VII.

          (C) TOTAL DISABILITY. Upon the Total Disability of Executive during the term of this Agreement, this Agreement shall terminate immediately and the Company shall be obligated to continue to pay Executive only the Base Compensation amount due Executive under
               Section 4.01 for the three (3) months following the date of termination.

               In determining Total Disability under Section 2.14 for purposes of this Section 3.04(c), the Board shall rely upon the written opinion of the physician regularly

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               attending Executive in determining whether a disability is deemed to exist. If the Board disagrees with the opinion of such physician, the Board may choose a second physician, and the two
               (2) physicians shall choose a third physician, and the written opinion of a majority of the three (3) physicians shall be conclusive as to Executive's disability. The date of any written opinion conclusively finding Executive to be disabled is the date on which the disability will be deemed to have occurred. The expenses associated with the utilization of any physician other than the physician regularly attending Executive shall be borne by the Company. Executive hereby consents to any required medical examination and agrees to furnish any medical examination and agrees to furnish any medical information requested by the Company and to waive any applicable physician/patient privilege that may arise because of such determination.

          (D) DEATH. Upon the death of Executive during the term of this Agreement, this Agreement shall terminate immediately and Executive's estate shall be entitled to receive the Base Compensation amount due Executive under Section 4.01 for the three (3) months following the Executive's date of death.

          (E) EARLY RETIREMENT. The Company currently does not have an early retirement policy and, therefore, the Executive shall not obtain any rights to early retirement under this Agreement.

                                   ARTICLE IV
              BASE COMPENSATION, BONUSES, BENEFITS AND PERQUISITES

4.01 BASE COMPENSATION AND BONUSES. For all the services to be rendered by Executive pursuant to his Agreement, the Company shall pay Executive a Base Compensation as set forth on the "Schedule of Compensation" attached to this Agreement as Exhibit A and made a part hereof by this reference. Said Compensation shall be payable in accordance with the Company's regular payroll procedures. In the event Executive receives any periodic payments representing lost compensation under any health, disability, accident and/or salary continuation insurance policy, the premiums for which have been paid by the Company, the amount of salary that Executive would be entitled to receive from the Company shall not be decreased by the amount of such payments. Executive shall also be entitled to any cash bonuses as may be granted by the Company from time to time with regard to his services as an employee of the Company. The Company and Executive from time to time by mutual agreement may reflect increases in Executive's Base Compensation by entering any such increase upon Exhibit A. If an increase is entered on Exhibit A and duly signed by the Company and Executive, such entry shall constitute an amendment to this Agreement as of the effective date of such entry designated in such Exhibit A and shall supersede the Base Compensation provided for in this Section 4.01 or any other increase or increases previously made in Exhibit A. In the event that the Company requests and Executive agrees to the deferral of part or all of Executive's Base Compensation, Executive shall be entitled to repayment of such base amount, plus an additional amount as shall be provided in detail on the "Schedule for Repayment and Computation of Deferred Compensation" attached to this Agreement as Exhibit B and made a part of this Agreement by this reference. The parties acknowledge that the

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          Company has assumed the liability for certain accrued, but unpaid, compensation due to Executive for startup activities incurred by the Company's parent organization prior to the incorporation of the Company, and relating to fiscal year ended December 31, 1996, which amounts are reflected and subject to the terms set forth on Exhibit B. At the time of any entry on Exhibit B, such entry shall be duly signed by the Company and Executive and such entry shall constitute an amendment to this Agreement as of the effective date of such entry designed in such Exhibit B.

4.02 EXPENSE REIMBURSEMENT. Executive shall be entitled to reimbursement for all reasonable travel and other business expenses incurred by him in the performance of services under this Agreement. In addition, Executive is encouraged and expected to maintain his professional credentials as a Certified Public Accountant for the benefit of the Company and he shall be entitled to reimbursement for all reasonable expenses incurred by him in connection with maintaining such credentials, including meetings, professional conventions, continuing education courses, licensing within the state of North Carolina, membership in relevant national or North Carolina state professional societies and associations and, if deemed necessary by the Company, related errors and omissions or other professional liability insurance. All expenses described under this Section 4.02 shall be reimbursed by the Company upon presentation of expense statements or vouchers and such other supporting information as the Company may reasonably request.

4.03 EMPLOYEE BENEFITS AND PERQUISITES. Based on his years of service, his compensation (but only to the extent provided under Section 4.01 and as permitted to be taken into account under the Code) and his position with the Company, Executive shall be entitled to participate in the major medical, hospitalization, life insurance, vacation, sick leave or disability, pension or retirement, profit-sharing, stock-based incentive and other fringe benefit plans which are generally provided by the Company to its similarly situated employees and the Company agrees to provide such basic benefits. Further, for each Year of the term of this Agreement, in the discretion of the Board, the Company shall provide and Executive receive any and all working facilities, perquisites and incentives, and such other benefits to the extent they are generally provided and continue to be provided by the Company to its other similarly situated executives during the Year. For purposes of identifying the benefits and perquisites contemplated by this
          Section 4.03, except as prohibited or found to be discriminatory under current provisions of the Employee Retirement Income Security Act of 1974 or applicable North Carolina law, Executive's years of service to the Company shall include the four (4) years he provided services to the Company as a Certified Public Accountant before his hire as an employee of the Company, and the twelve (12) years Executive was employed by the Company's affiliates.

                                    ARTICLE V
                                  SEVERANCE PAY

5.01      ELIGIBILITY.

          (a) In addition to any amounts due under Section 3.04 of this Agreement or any other benefit or incentive plan of the Company, executive shall receive a lump sum

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               compensatory payment from the Company as determined in Section
               5.02, if during the term of this Agreement a Severance Event occurs. In no event shall the Severance Pay amount determined under Section 5.02 be reduced by the amount of any payments or benefits due under any other plan or program outside of this
               Article V, unless specifically taken into account in Section 5.02(a).

          (b) Executive shall not be entitled to any Severance Pay amount under this Article V, if Executive's employment with the Company is terminated with cause under Section 3.04(b) or as a result of his Normal Retirement, death, Total Disability, or voluntary termination by him of this Agreement under Section 3.04(a).

5.02      PAYMENT AMOUNT AND TIMING.

          (A) AMOUNT. The Company shall pay to Executive an amount referred to in this Article V as "Severance Pay." Subject to adjustment as provided in Section 5.03(b), the Severance Pay to be received by the Executive shall be an amount equal to the following, less one dollar ($1.00): (a) three (3) times the Executive's average Base Compensation received for the immediately preceding five (5) fiscal years; or, (b) if Executive has been employed by the Company for less than five (5) years, then the annualized average of any Base Compensation received during such period. This provision is intended to comply with the definitions set forth in Code Sections 280G(b)(3) and (d)(1) and (2). For purposes of this Agreement, the term "Severance Pay Cap" shall mean the maximum amount which may be paid to Executive without constituting an Excess Parachute Payment. The value of any non-cash benefit of any deferred cash payments shall be determined by the Company in accordance with the principles of Code Section 280G(d)(3) and
               (4). The Company reserves the right, after consultation with its chosen tax counsel, to make a reasonable determination of the Severance Pay Cap under Code Section 280G. It is the intention of the parties to this Agreement that Executive's Severance Pay shall not exceed an amount which is deductible in full by the Company when paid, except as permitted under Section 5.02(c).

          (B) TIMING. The Company shall pay the Severance Pay amount determined under this Section 5.02 in a single lump sum to Executive not later than thirty (30) days after the Severance Event occurs.

5.03      REIMBURSEMENT FOR EXCISE TAX AND ADDED INCOME TAX.

          (a) The Severance Pay provided under Section 5.02 is not intended to be treated as an Excess Parachute Payment. The Company shall take such actions as may be available and practical, and Executive shall cooperate with any such actions, to provide clear and convincing evidence to the Internal Revenue Service and/or the State of North Carolina that any such payments were not contingent upon a change in Company ownership and otherwise were not Excess Parachute Payments.

          (b) If, despite the efforts of the Company and Executive, the Internal Revenue Service successfully treats all or any portion of those payments as Excess Parachute Payments, the Company shall protect Executive from depletion of the amount of

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               such payments by reimbursing him for the effects of any
               additional federal or State of North Carolina income or excise taxes payable as a result of such payments, including any reimbursement under this Section 5.03. Such reimbursement shall be made to Executive by the Company as an annual payment for each affected taxable year of Executive, in addition to any payments due under Section 5.01, in an amount equal to the amount of any
               Section 5.01 payments treated by the Internal Revenue Service as Excess Parachute Payments for such taxable year multiplied by a fraction with (1) as the numerator and (2) as the denominator, where

               (1) is the combined excise tax rate applicable to such Excess Parachute Payments under Code Section 4999 and any similar State of North Carolina excise tax rate, and

               (2) is the difference of 1.0 minus both (A) the combined federal excise tax rate applicable to such Excess Parachute Payments under Code Section 4999 and any similar State of North Carolina excise tax rate, and (B) the combined marginal federal and State of North Carolina income tax rate applicable to the additional payment provided under this
                    Section 5.03(b) for the taxable year of Executive for which such payment is considered to be taxable income.

                                   ARTICLE VI
                 INFORMATION, DOCUMENT AND EMPLOYEE SOLICITATION

6.01 CONFIDENTIAL INFORMATION AND DISCOVERIES. Executive agrees that all information of a technical or business nature such as know-how, trade secrets, secret business information, plans, data processes, techniques, etc., except such information and skills generally known in the Company's trade and business, information made public by the Company or generally of a public nature, and knowledge of Executive not constituting a trade secret ("Confidential Information"), acquired by Executive in the course of his employment by the Company, is a valuable business property right of the Company. Executive agrees, that such Confidential Information, whether in written, verbal or model form, shall not be disclosed to anyone outside the employment of the Company without the express written authorization of the Company. Confidential Information shall include, without limitation, vendor lists and records, customer lists, business policies, business methods, financial information and any other similar material of any kind relating to the business of the Company. In the event of an actual or threatened breach of this provision, the Company shall be entitled to an injunction restraining Executive from such action, and the Company shall not be prohibited in obtaining such equitable relief or from pursuing any other available remedies for such breach or threatened breach, including recovery of damages from Executive.

6.02 RETURN OF DOCUMENTS. Upon the termination of this Agreement, Executive shall forthwith return and deliver to the Company and shall not retain any original or copies of any books, papers, price lists or vendor contracts, bids or customer lists, files, books of account, notebooks and other documents and data relating to the performance of services

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          rendered by Executive hereunder, all of which materials are hereby agreed to be the property of the Company.

6.03 SOLICITATION OF EMPLOYEES. Executive agrees that for a period of eighteen (18) months following the termination of Executive's employment with the Company, Executive shall not directly or indirectly, personally or with any other employees, agents or otherwise, on behalf of himself or any other person, firm or corporation, solicit or cause any person under his control to solicit any employee of the Company, or any employee of any Company subsidiary to affiliate to terminate his or her employment with the Company or such subsidiary or affiliate. In the event of an actual or threatened breach of this provision, the Company shall be entitled to an injunction restraining Executive from such action, and the Company shall not be prohibited in obtaining such equitable relief or from pursuing any other available remedies for such breach of threatened breach including recovery of damages from Executive.

                                   ARTICLE VII
                                   ARBITRATION

Any claim, dispute or controversy arising out of or relating to this Agreement, the parties relationship under this Agreement or the breach of this Agreement shall be determined by a single arbitrator pursuant to the applicable rules of practice and procedures of either the Private Adjudication Center, Inc., an affiliate of the Duke University School of Law, or of the American Arbitration Association, as such rules shall be in effect at the time the demand for arbitration is filed, at the Company's sole election. The parties hereby agree that the arbitration proceeding shall be private and confidential and shall not be published in any form or manner. The location of the arbitration shall be at the Private Adjudication Center's facilities at the Duke Law School, Durham, North Carolina in the event that the Company elects to apply the rules of practice and procedure of the Center or shall be in Winston-Salem, North Carolina in the event the Company elects to apply the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding Judgment to enforce the decision or award of the arbitrator may be entered in any court having jurisdiction and the parties hereby agree not to object to the jurisdiction of the North Carolina General Court of Justice for such purpose. Nothing contained herein shall in any way deprive the Company of its claim to obtain an injunction or other equitable relief arising out of Executive's breach of the provisions of Articles IV and VII. In the event of the termination of Executive's employment, Executive's sole remedy shall be arbitration as herein provide. The parties agree that no punitive damages shall be awarded pursuant to any claim brought hereunder.

The parties agree that service of process relating to any arbitration proceeding shall be made by certified mail. In any judicial proceeding to enforce this agreement to arbitrate, the only issues to be determined shall be the existence of the agreement to arbitrate and the failure of one party to comply with that agreement, and those issues shall be determined summarily by the court without a jury. All other issues shall be decided by the arbitrator, whose decision therein shall be final and binding. There may be no appeal of an order compelling arbitration except as part of an appeal concerning confirmation of the decision of the arbitrator.

                                  ARTICLE VIII
                                  MISCELLANEOUS

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8.01      PLACE OF EXECUTIVE'S RESIDENCE. The Company shall not require
          Executive to relocate his place of residence, principal or otherwise, except upon Executive's consent. If Executive consents to any change of residence, the Company shall pay all reasonable relocation expenses.

8.02 RESIGNATION UPON TERMINATION. In the event of termination of this Agreement other than by death, Executive shall, and shall be deemed to have, resigned from all positions held with the Company, including without limitation, any position as a director, officer, agent, trustee or consultant of the Company or any affiliate of the Company effective the date of termination of employment.

8.03 ENFORCEMENT. Both parties recognize that the services to be rendered under this Agreement by Executive are special, unique and of extraordinary character and that in the event of the breach by Executive of any of the terms and conditions of this Agreement to be performed by him, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach hereof, or to enjoin Executive from performing acts prohibited hereby, but nothing herein contained shall be construed to prevent such other remedy in the courts as the Company may elect to invoke.

8.04 WAIVER OF BREACH. The waiver by a party hereto of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by such party.

8.05 SELF-INTEREST. Executive shall not vote or decide upon any matter related directly or indirectly to him or any right of his to claim any benefit under the Agreement.

8.06 NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to executive or the Company at the address set forth below their signatures at the end of this Agreement or to such other address as they shall notify each other in writing.

8.07 WITHHOLDING OF TAXES. The Company may withhold from any benefits payable under this Agreements all federal, state and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

8.08 TAX EFFECTS. The Company makes no warranties or representations with regard to the tax effects or results of this Agreement. Executive shall be deemed to have relied upon his own tax advisors with regard to such effects.

8.09 ADMINISTRATION. This Agreement shall be administered, with the advice and consent of the Committee, by the CEO. All reasonable determinations and interpretations of the Code and this Agreement made by the Company or its chosen tax counsel, shall be binding and conclusive on all parties to this Agreement.

8.10 BURDEN AND BENEFIT. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and Executive and his personal representatives, heirs, legatees and beneficiaries, but shall not be assignable by Executive.

8.11 CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of North Carolina in every respect, including without limitation, validity.

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          interpretation and performance. Words used in this Agreement, other than as specifically defined in Article II, have the meaning their context dictates. If, however, a situation arises in which an undefined word in this Agreement has a different meaning in legal usage than that in common use, and its is unclear to the parties which usage is proper under the circumstances, the ambiguity shall be resolved by the Committee in favor of the meaning in common usage. Headings and sub-headings have been added only for convenience of reference and shall have no substantive effect. References to the masculine gender shall include the feminine and the singular the plural whenever appropriate.

8.12 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements by and between the Company, or any of its officers, directors employees, or agents, and Executive with respect to all matters relating to the employment by Company of Executive and all other matters contained in this Agreement constitute the sole and entire Agreement with respect to such employment. Any representation, inducement, promise or agreement, whether oral or written, between the Company, or any of its officers, directors employees, or agents, an Executive which is not embodied in this Agreement shall be of no force and effect and Executive represents and warrants that he has not executed this Agreement in reliance upon any such representation or promise.

8.13 IMPLIED TERMS. The terms, conditions, obligations and duties expressed in this Agreement are in addition to any duties and obligations implied in law to an employment relationship except where any expressed condition is contrary to the implied condition and in which case, the express condition will apply and control.

8.14 AUTHORITY. All of the provisions of this Agreement required to be approved by the Committee have been so approved and authorized. Any other action to be taken by the Company under the terms of this Agreement shall be by the affirmative vote of a majority of those members of the Committee.

8.15 AMENDMENT. This Agreement may be amended as provided in Section 4.01 or at any other time by the written mutual agreement of Executive and the Company executed in a form similar to that of this original Agreement.

8.16 SEVERABILITY. If any term, covenant or condition of this Agreement or its application to any person or circumstance shall to any extent be found to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of such term, covenant or condition to persons or under conditions other than those for which it is held invalid or unenforceable, shall not be affected by such holding and each such remaining portion of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

8.17 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement as of the day and year first above written.

                                  COMPANY:
                                  DIVERSIFIED SENIOR SERVICES, INC.

                                  By: /S/ SUSAN L. CHRISTIANSEN

                                  EXECUTIVE:

                                  /S/ G.L. CLARK, JR.  (SEAL)
                                  G. L. Clark, Jr.
                                  915 West Fourth Street
                                  Winston-Salem, North Carolina 27101

                                    EXHIBIT A

                            SCHEDULE OF COMPENSATION

The undersigned hereby agree that the Base Compensation due Executive under
Section 4.01 of the attached Agreement shall be $104,000 payable in accordance with the Company's regular payroll procedures beginning January 1, 1997, and for each successive year thereafter during the remaining term of the Agreement, unless and until further changed by mutual agreement as provided in Section 4.01.

This the 24th day of June, 1997.



                                    COMPANY:


                                    DIVERSIFIED SENIOR SERVICES, INC.


                                    By: /S/ SUSAN L. CHRISTIANSEN




                                    EXECUTIVE:


                                    /S/ G.L. CLARK, JR.  (SEAL)
                                    G. L. Clark, Jr.
                                    915 West Fourth Street
                                    Winston-Salem, North Carolina  27101

                                    EXHIBIT B

                             SCHEDULE FOR REPAYMENT
                    AND COMPUTATION OF DEFERRED COMPENSATION

The undersigned hereby agree that accrued but unpaid compensation due Executive under Section 4.01 of the attached Agreement for the period January 1, 1996 through December 31, 1996 is due and payable to Executive as follows:

                  Base Compensation                   $73,500
                  Bonus Compensation                  $36,750

In addition, Executive is due accrued, but unpaid, compensation for the period January 1, 1997 through June 30, 1997, as follows:

                  Base Compensation                   $47,250
                  Bonus Compensation                  $23,625

The parties agree that the total Bonus in the amount of $60,375, at the election of Executive, may be paid in cash or may be used by Executive to purchase shares of the common stock of the Company at a purchase price of $5.00 per share. Executive shall have the right to purchase such stock until the latest to occur of the following: (a) June 30, 2002, or (b) a period of one year from the date upon which the Company offers to pay Executive the total bonus amount in cash. The parties agree that the purchase of stock provided for in this Exhibit B may be made in whole or in part until such time as Executive has received the entire amount of the Bonus described herein.

THIS the 24th day of June, 1997.

                                    COMPANY:

                                    DIVERSIFIED SENIOR SERVICES, INC.

                                    By: /S/ SUSAN L. CHRISTIANSEN


                                    EXECUTIVE:

                                    /S/ G.L. CLARK, JR.   (SEAL)
                                    G. L. Clark, Jr.
                                    915 West Fourth Street
                                    Winston-Salem, North Carolina  27101

                                    EXHIBIT B

                              AMENDED AND RESTATED

                             SCHEDULE FOR REPAYMENT
                    AND COMPUTATION OF DEFERRED COMPENSATION

The undersigned hereby agree that accrued but unpaid compensation due Executive under Section 4.01 of the attached Agreement for the period January 1, 1996 through December 31, 1996 is due and payable to Executive as follows:

                  Base Compensation                  $73,500
                  Bonus Compensation                 $36,750

In addition, Executive is due accrued, but unpaid, compensation for the period January 1, 1997 through June 30, 1997, as follows:

                  Base Compensation                  $47,250
                  Bonus Compensation                 $23,625

The parties agree that the total Bonus in the amount of $60,375, at the election of Executive, may be paid in cash or may be used by Executive to purchase shares of the common stock of the Company at a purchase price equal to 50% of the public price per share pursuant to any public sale of stock by the Company. Executive shall have the right to purchase such stock until the latest to occur of the following: (a) June 30, 2002, or (b) a period of one year from the date upon which the Company offers to pay Executive the total bonus amount in cash. The parties agree that the purchase of stock provided for in this Exhibit B may be made in whole or in part until such time as Executive has received the entire amount of the Bonus described herein.

THIS the 6th day of August, 1997.

                                    COMPANY:

                                    DIVERSIFIED SENIOR SERVICES, INC.

                                    By: /S/ SUSAN L. CHRISTIANSEN


                                    EXECUTIVE:

                                    /S/ G.L. CLARK, JR.   (SEAL)
                                    G. L. Clark, Jr.
                                    915 West Fourth Street
                                    Winston-Salem, North Carolina  27101